Exhibit 99.2

Under Armour: Third Quarter 2012 Earnings Call, October 25, 2012 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our third quarter financial results followed by our updated 2012 outlook. I will conclude with some initial thoughts on 2013.

Our net revenues for the third quarter of 2012 increased 24% to $575 million. Apparel grew 22% to $445 million during the quarter, representing the 12th straight quarter of at least 20% growth for our largest product category.

We continue to see strong results across our Men’s, Women’s, and Youth categories. Men’s was led by Training, Hunting, and Underwear, with Underwear driven by the category’s introduction into over 500 department stores year-to-date. On the Women’s side, we are experiencing strong results in our Studio line and SportsBras, as we continue to deliver a better balance of performance and design. In Youth, we more than doubled our Graphics business year-over-year, while also expanding into more than 250 department stores.

Our Direct-to-Consumer net revenues increased 31% for the quarter, representing approximately 24% of net revenues compared to 22% in the prior year period. In our Retail business, we opened four new Factory House stores during the third quarter, increasing our Factory House store base to 96, up 26% from 76 locations at the end of the third quarter in 2011. We plan to open 5 additional Factory House stores in the fourth quarter, bringing our total Factory House door count by year end to 101. In Ecommerce, we have seen improvements in site speed and functionality in the last quarter and the conversion gap year-over-year has narrowed.

Third quarter Footwear net revenues increased 21% to $63 million from $52 million in the prior year, representing approximately 11% of net revenues. As you will recall, we shipped nearly $5 million in introductory footwear product to our Japanese licensee Dome in last year’s third quarter. Not counting this one-time shipment, our Footwear growth was closer to 33% year-over-year. New 2012 running product, led by UA Spine, continues to be the largest contributor to category growth.

Our Accessories net revenues during the third quarter increased 37% to $54 million from $40 million in the prior year period, led by strong performance in headwear and bands.

International net revenues were roughly flat in the third quarter at $32 million and represented approximately 6% of total net revenues. Adjusting for the previously mentioned footwear sales to Dome, international net revenues grew approximately 18%.

Moving on to margins. Third quarter gross margins expanded to 48.7% compared with 48.4% in the prior year’s quarter. Three factors primarily drove this performance during the quarter.

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First, as expected, we are starting to see some relief in input costs. Lower North American apparel product costs, partially offset by higher North American footwear product costs, positively impacted gross margins by approximately 30 basis points.

•	Second, more favorable year-over-year sales discounts and allowances also benefitted our gross margins by approximately 20 basis points.

•	And finally, following some delivery challenges, we had to air freight some product to service demand, which negatively impacted gross margins by approximately 20 basis points.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 60 basis points to 32.9% in the third quarter of 2012 from 32.3% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs increased to 11.4% of net revenues for the quarter from 10.4% in the prior year period. Expense deleverage during the period was primarily a function of increased advertising in connection with our key media campaigns for Footwear and Women’s.

•	Second, Selling costs held steady at 7.9% of net revenues.

•	Third, Product Innovation and Supply Chain costs decreased to 7.5% of net revenues from 7.7% in the prior year period driven by overall expense leverage in these areas given our top line growth.

•	Finally, Corporate Services decreased to 6.1% of net revenues for the quarter from 6.3% in the prior year period.

Operating income during the third quarter grew 21% to $91 million compared with $75 million in the prior year period. Operating margin contracted 30 basis points during the quarter to 15.8%.

Our third quarter tax rate of 36.1% was slightly favorable to the 36.3% rate in last year’s period. Our resulting net income in the third quarter increased 25% to $57 million compared with $46 million in the prior year period. Third quarter diluted earnings per share grew 23% to $0.54 compared to $0.44 in the year ago period.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased to $157 million compared with $68 million at September 30, 2011. We had no borrowings outstanding on our $300 million revolving credit facility at quarter-end. Long-term debt, including current maturities, decreased to $72 million at quarter-end from $80 million at September 30, 2011.

Inventory at quarter-end decreased 2% year-over-year to $312 million compared to $319 million at September 30, 2011, driven by success around our inventory management initiatives along with some supply chain challenges that delayed the receipt of some product.

Our investment in operating capital expenditures was approximately $16 million for the third quarter and we now plan for 2012 operating capital expenditures toward the higher end of our previously provided range of $60 to $65 million.

Now moving onto our updated outlook for 2012. Our prior outlook called for 2012 net revenues of $1.80 to $1.82 billion, representing growth of 22% to 24%, and operating income of $205 to $207 million, representing growth of 26% to 27%.

Based on our current visibility, we are updating both our net revenues and operating income guidance to the high end of our prior guidance. Our updated net revenues outlook of $1.82 billion represents growth of approximately 24%, while our current operating income outlook of $207 million represents growth of 27%. With this updated outlook, I would like to provide additional color on several items.

First on net revenues. The drivers of our net revenues guidance remain relatively unchanged from our prior guidance and assume similar winter weather patterns as last year and more moderate expectations within our Ecommerce business.

Moving on to gross margins. We now expect full year gross margins to decline as much as 40 basis points off of last year’s 48.4% level. This compares to our prior full year outlook of flat-to-down slightly year-over-year.

We continue to see similar dynamics as outlined last quarter: improved North American apparel product margins primarily through easing product costs, offset by more aggressively moving through excess inventory at our Factory House stores and a less advantageous mix given our Footwear growth and Ecommerce assumptions.

Regarding the gross margin guidance change, we have talked in the past about finding the right balance between inventory management and servicing customer demand. While demand for Under Armour products remains strong as demonstrated by our year-to-date 24% net revenues increase, we continue to have some supply chain challenges fulfilling this demand. The near-term impact will come in the form of incremental air freight costs. Despite these costs, we believe core improvements continue to be made across our supply chain and see no change to our longer-term opportunities from a gross margin perspective.

Shifting to SG&A. We continue to see a consistent year-over-year expense rate in Marketing and the greatest expense leverage in Corporate Services. In aggregate for the year, we expect SG&A leverage will more than offset gross margin contraction and drive modest operating margin expansion off of last year’s 11.1% rate.

Below the operating line, the only change to our prior guidance is in the full year effective tax rate, which we now see at approximately 37.0%, slightly down from our prior guidance of the lower end of a 37.5% to 38.0% range.

Finally, on the balance sheet, we continue to make positive strides with inventory management including better aligning our buys with our forecast and reducing the creation of excess inventory. We expect inventory growth will remain below our net revenues growth during the fourth quarter.

Before we turn it over for Q&A, we would also like to provide you with our preliminary outlook for 2013. Based on our current visibility, we anticipate 2013 net revenues to be at the lower end of our long-term growth target of 20%-25% and operating income growth to be closer to the midpoint of our long-term growth target of 20%-25%.

We will provide additional details on our 2013 guidance in future calls after we gain a clearer picture of full year bookings, which to some degree is predicated on the consumer environment heading into the upcoming holidays. Several factors to consider for 2013 include the following.

•	First, we anticipate opening approximately 10 Factory House stores in 2013, representing 10% door growth compared to 26% door growth expected at the close of 2012.

•	Second, we expect higher gross margins given a continuation of a favorable product cost environment, particularly in the first half of the year.

•	Third, we expect gross margin gains will be partially offset by continued SG&A investments in areas such as innovation and supply chain.

•	Overall, we expect moderate full year operating margin improvement.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.